Exhibit 24

POWER OF ATTORNEY

Each person whose signature appears below or on a counterpart of this power of attorney, constitutes and appoints CURTIS A. SAMPSON and PAUL N. HANSON as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Annual Report on Form 10-K and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/Curtis A. Sampson	Chairman of the Board of Directors,	March 27, 2006
Curtis A. Sampson	Chief Executive Officer and Director

/s/Steven H. Sjogren	President, Chief Operating Officer,	March 27, 2006
Steven H. Sjogren	and Director

/s/Paul N. Hanson	Vice President, Treasurer and	March 27, 2006
Paul N. Hanson	Director

/s/Charles A. Braun	Chief Financial Officer and	March 27, 2006
Charles A. Braun	Principal Accounting Officer

/s/Ronald J. Bach	Director	March 27, 2006
Ronald J. Bach

/s/James O. Ericson	Director	March 27, 2006
James O. Ericson

/s/Luella Gross Goldberg	Director	March 27, 2006
Luella Gross Goldberg

/s/Paul A. Hoff	Director	March 27, 2006
Paul A. Hoff

/s/Gerald D. Pint	Director	March 27, 2006
Gerald D. Pint

/s/Wayne E. Sampson	Director	March 27, 2006
Wayne E. Sampson

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